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                                                                     EXHIBIT 8.2

January 28, 1999


Mr. James C. McGill
President, Chief Executive Officer
1/st/ State Bancorp, Inc.
445 S. Main Street
Burlington, North Carolina  27215


Dear Jim:

1/st/ State Bank (the "Bank") has requested the opinion of KPMG LLP ("KPMG") regarding certain North Carolina income tax consequences resulting from the conversion of the Bank from a North Carolina-chartered mutual savings bank to a North Carolina-chartered commercial bank (hereinafter the "Conversion") and the creation of a holding company structure for the North Carolina-chartered commercial bank.

The opinions contained in this letter are based in part on the FACTS and REPRESENTATIONS stated herein. Any inaccuracy or incompleteness of any of the FACTS or REPRESENTATIONS could cause us to change our opinion. Therefore, if any of the FACTS or REPRESENTATIONS are inaccurate or incomplete, you should communicate such to us immediately in writing. You have provided KPMG with an opinion rendered by Housley Kantaruan & Bronstein, P.C. and addressed to the Board of Directors of the Bank regarding the federal income tax consequences of the Conversion and the creation of the holding company structure (the "Federal Opinion"). In rendering this opinion, KPMG is relying upon the Federal Opinion.

KPMG has not reviewed all of the legal documents associated with the transactions described herein. We assume that all necessary legal documents will be properly executed under applicable law and will be consistent with the transactions described in this letter. Unless otherwise stated, all section references herein are to the Internal Revenue Code of 1986, as amended (including amendments made by the Taxpayer Relief Act of 1997).


FACTS
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February 3, 1999

Based solely upon our review of such documents, and upon such information that the Bank has provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we set forth below a general summary of the relevant facts and proposed transaction, qualified in its entirety by reference to the documents cited above.

The Bank is a community- and customer-oriented North Carolina-chartered mutual savings bank headquartered in Burlington, North Carolina with five full-service branch offices located in north-central North Carolina. The Bank is a member of the Federal Home Loan Bank ("FHLB") System, and its deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"). The Bank is subject to comprehensive regulation and supervision by the FDIC, Savings Institutions Division, and the North Carolina Department of Commerce.

1/st/ State Bancorp (the "Company") is a Virginia corporation, and it will ultimately act as a holding company after the Conversion. Prior to consummation of the Conversion, the Company has not engaged, and is not expected to engage, in any material operations. After the Conversion, the Company's principal business will be overseeing the business of the Bank and investing the portion of the net Stock Conversion proceeds retained by it, and, assuming the requisite federal regulatory approvals are obtained, the Company will register with the Board of Governors of the Federal Reserve Board (the "FRB") as a bank holding company. The Company has an authorized capital structure of 7,000,000 shares of common stock and 1,000,000 shares of serial preferred stock.

The purpose of the Conversion is

     1. to provide the Bank with additional operating flexibility and enhance its ability to provide a full range of banking products and services to the community;
     2. to enhance the flexibility of operations, diversification of business opportunities, and financial capability for business and regulatory purposes; and
     3. to enable the Bank to compete more effectively with other financial service organizations.

In addition, the Board of Directors intends to implement stock option plans and other stock benefit plans following the Conversion to better attract and retain qualified directors and officers.
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February 3, 1999

The Bank will first be converted from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank (the "Converted Bank" and the "Stock Conversion"). As part of this transaction, the Bank will amend and restate its existing North Carolina mutual Certificate of Incorporation and Bylaws so that it has a North Carolina stock savings bank Certificate of Incorporation and Bylaws. The Converted Bank will then issue to the Company 100,000 shares of the Converted Bank's common stock in exchange for cash. This stock will represent all of the shares of capital stock to be issued by the Converted Bank.

The Company will offer its shares of common stock through a subscription offering. The subscription rights will be non-transferable, and they will be granted on the basis of the following preference categories in order of priority:

     1.   Eligible Account Holders;
     2.   Tax-Qualified Employee Stock Benefit Plans;
     3.   Supplemental Eligible Account Holders; and
     4.   Other Members.

After the subscription offering, any unsubscribed shares of Common Stock may be offered in a community offering in the following order of priority:

     (a) Natural persons and trusts of natural persons who are permanent Residents of the Local Community; and
     (b)  The general public.

Shares not sold in the subscription offering and the community offering, if any, may be offered for sale to certain members of the general public as part of a community offering on a best efforts basis by a selling group of selected broker-dealers. The sale of shares in the subscription offering, community offering, and as sold through the selected broker-dealers would be consummated at the same time.

The Company will use the proceeds from the offering as follows (as estimated):

     .    50% will be invested in the Bank by buying all of its capital stock;
     .    8% will be loaned to the ESOP to fund its purchase of common stock;
          and
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February 3, 1999

     . 42% will be retained for other general corporate purposes, and it may be used as a possible source of funds for the payment of dividends to stockholders or the repurchase plan.

Following the Stock Conversion, voting rights in the Converted Bank will be vested in the Company. Voting rights in the Company will be vested in the holders of the Company's common stock.

The Converted Bank will then convert from a North Carolina stock savings bank to the North Carolina commercial bank (the "Commercial Bank"). This transaction (the "Bank Conversion") will cause the Commercial Bank to be subject to regulation, supervision, and examination by the North Carolina Commissioner of Banks.

REPRESENTATIONS

The Bank and the Company have instructed KPMG to rely exclusively on the Federal Opinion for purposes of determining the federal income tax consequences of the transactions described herein. KPMG has not been engaged to comment or opine on any matter of federal income tax regarding the transactions described herein, and the Bank and the Company are relying solely on the Federal Opinion in regard thereto.

OPINION

Based solely on the statements, FACTS and REPRESENTATIONS above, and the Legal Opinion, and subject to the SCOPE OF THE OPINION below, KPMG renders the following opinion with respect to the Conversion:

North Carolina Income Tax Consequences
It is our opinion that the State of North Carolina should (as it relates to the Bank, the Company, and other parties to the Conversion) treat the Conversion in a manner substantially the same for North Carolina income tax purposes as it is treated by the Internal Revenue Service for federal income tax purposes. N.C. Gen. Stat. (S)(S) 105-120.2, 105-130.3, 105-130.5, 105-134.1, 105-134.2, 105-
134.5, 105-134.6, 105-134.7, and 105-228.3.

With regards to the filing method required by North Carolina, North Carolina should require corporate entities subject to the Conversion to file separate company income tax returns. N.C. Gen. Stat. (S) 105-130.14.
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February 3, 1999

SCOPE OF THE OPINION

The opinions expressed above are rendered only with respect to the specific matters discussed herein, and KPMG expresses no opinion with respect to any other federal, state, local, or foreign tax or legal aspect of the transactions described. No inference should be drawn on any matter not specifically opined on above.

In rendering our opinions, KPMG is relying upon the relevant provisions of the internal revenue laws; including the Internal Revenue Code of 1986 (as amended), the North Carolina General Statutes, the regulations thereunder, and judicial and administrative interpretations thereof; all of which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such change that is made could be retroactive and could have an effect on the validity or correctness of our opinions. Unless otherwise specifically requested in writing, KPMG undertakes no responsibility to update these opinions in the event of such subsequent change.

These opinions are not binding on the Internal Revenue Service, any other tax authority, or any court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court.

Very truly yours,

/s/ KPMG LLP

KPMG LLP